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                                  EXHIBIT 12
                      CASUAL MALE CORP. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)


                                                                                   Fiscal Years Ended
                                                       ---------------------------------------------------------------------------
                                                       February 1,      January 31,     January 30,     January 29,    February 3,
                                                          1997              1998            1999           2000           2001
                                                       -----------      -----------     -----------     -----------    -----------
Historical ratio of earnings to fixed charges

Earnings from continuing operations
 before taxes                                          $     7,322      $     4,621     $     4,262     $    12,265    $    14,171

Added:
 Portion of rents representative of the
  interest factor                                           11,089            9,917          10,512          12,494         14,257
 Interest on indebtedness including the
  amortization of debt expense and
  detachable warrant value(1)                                4,262            6,664           7,486          10,075         11,972
                                                       -----------      -----------     -----------     -----------    -----------
Earnings before fixed charges,
 as adjusted                                           $    22,673      $    21,202     $    22,260     $    34,834    $    40,400
                                                       ===========      ===========     ===========     ===========    ===========
Fixed charges
 Interest on indebtedness including the
  amortization of debt expense and
  detachable warrant value (1)                         $     4,262      $     6,664     $     7,486     $   10, 075    $    11,972
                                                       -----------      -----------     -----------     -----------    -----------
Rents                                                  $    33,266      $    29,752     $    31,535     $    37,482    $    42,770
 Portion of rents representative of
  the interest factor (2)                              $    11,089      $     9,917     $    10,512     $    12,494    $    14,257
                                                       -----------      -----------     -----------     -----------    -----------
Fixed charges (1)+(2)                                  $    15,351      $    16,581     $    17,998     $    22,569    $    26,229
                                                       ===========      ===========     ===========     ===========    ===========

Ratio of earnings to fixed charges                            1.48x            1.28x           1.24x           1.54x          1.54x
                                                       ===========      ===========     ===========     ===========    ===========
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